Exhibit 10.2

Director Compensation Summary

Compensation for serving on the Company’s Board of Directors is payable quarterly in equal installments only to the Company’s outside directors, as follows (pursuant to policies adopted by the Board in March 2004):

•	an annual retainer of $20,000;
•	an aggregate annual meeting fee of $10,000, paid as a flat fee, based on an assumed number of meetings;
•	an annual retainer of $7,500 for each Audit Committee member;
•	an annual retainer of $5,000 for the Chairman of the Audit Committee;
•	an annual retainer of $5,000 for each Compensation Committee member;
•	an annual retainer of $2,500 for the Chairman of the Compensation Committee;
•	an annual retainer of $2,000 for each Nominating Committee member; and
•	an annual retainer of $1,000 for the Chairman of the Nominating Committee.

The Company’s Board of Directors has not established a program for scheduled awards of equity-based compensation to Directors; rather, such awards are granted from time to time in the discretion of the Board of Directors. The Company’s standard form of Non-Qualified Stock Option Agreement for directors of the Company is filed with the Commission as Exhibit 10.1 to the Company’s Quarterly Report on From 10-Q for the quarterly period ended March 31, 2005.